Exhibit 99.1

IMAX Corporation Announces CEO Richard Gelfond Taking Temporary Medical Leave of Absence

NEW YORK — March 30, 2026 — IMAX Corporation (NYSE: IMAX) today announced CEO Richard Gelfond is on a temporary medical leave of absence as he undergoes treatment for pneumonia. He is receiving outstanding care and progressing in his recovery.

While he receives medical care and recovers, Mr. Gelfond will not be participating in any public or private events for the Company. Consistent with its operating plan in the event of Mr. Gelfond’s temporary absence, the Company’s senior executives are executing their day-to-day responsibilities in coordination with each other and Board Chairman Darren Throop, with regular communication with the full Board of Directors. Among the senior executive team are the company’s Named Executive Officers:

•Natasha Fernandes, EVP and Chief Financial Officer (19 years at IMAX)
•Anne Globe, Chief Marketing Officer (2 years)
•Rob Lister, Sr. EVP and Chief Legal Officer (27 years)
•Mark Welton, President, IMAX Theatres (28 years)

IMAX is issuing this statement to provide transparency and ensure that there is no speculation arising out of Mr. Gelfond not appearing at the Company’s upcoming events, including next week’s industry conferences. Out of respect for Mr. Gelfond’s privacy as he is being treated, IMAX will not provide further comment at this time, but will provide updates as appropriate.

Mr. Throop offered the following statement: “We have a strong, deeply experienced senior executive team who are fully engaged, providing regular updates to the Board, and remain focused as always on the continued growth and success of IMAX. We are all wishing Rich well and a full and speedy recovery.”

About IMAX Corporation

IMAX (NYSE: IMAX) is a global leader in entertainment technology, delivering immersive cinematic experiences through proprietary software, architecture, and projection systems. Filmmakers, studios, and artists worldwide use IMAX to connect with audiences at scale, making its network one of the most powerful platforms for blockbuster events and entertainment.

Headquartered in New York, Toronto, and Los Angeles, IMAX operates 1,864 systems across 91 countries and territories as of December 31, 2025. IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trades on the Hong Kong Stock Exchange under stock code “1970.” IMAX and related marks are trademarks of IMAX Corporation. For more information, visit www.imax.com.

For additional information please contact:

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Investors: Jennifer Horsley jhorsley@imax.com

Media: Mark Jafar
mjafar@imax.com
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